FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB INITIATES QUARTERLY DIVIDEND,
DECLARES SPECIAL CASH DIVIDEND AND
ANNOUNCES ACQUISITION IN GREATER CASPIAN REGION

AMSTERDAM (15 July 2008) - The Board of Supervisory Directors of Core Laboratories N.V. (NYSE: "CLB") has announced the initiation of a quarterly cash dividend equal to $0.10 per share of common stock. On an annualized basis, the quarterly cash dividend would equal a payout of $0.40 per share of common stock. The initial quarterly cash dividend will be payable on 25 August 2008 to shareholders of record on 25 July 2008. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Core's Board of Supervisory Directors also has declared a special cash dividend of $1.00 per share of common stock payable on 25 August 2008 to shareholders of record on 25 July 2008. Dutch withholding tax will be deducted from the special dividend at a rate of 15%. Any determination to declare a future quarterly or special cash dividend, as well as the amount of any such cash dividend which may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

At Core's recently held Annual General Meeting on 28 May 2008, the Company received shareholder authorization to repurchase up to 10% of its outstanding shares until 28 November 2009. With the authorization, Core could repurchase up to approximately 2,300,000 shares over the next 18 months. The Company believes its ability to combine quarterly and special dividends with additional share repurchases provides greater opportunity for the Company to maximize shareholder value.

Core Laboratories also announced the cash acquisition of Catoni Persa, an Istanbul, Turkey based petroleum testing laboratory specializing in the characterization of crude oils and its derivative products. Catoni, with 2007 revenues of approximately $7 million, will expand Core's reservoir fluids and analytical testing capabilities in the greater Caspian region.

During the second quarter of 2008, Core's share price traded above $123.19 for more than 20 of the final 30 trading days, thereby exceeding the conversion price of $94.76 by 30% and enabling an early conversion option for the Company's existing $300 million Senior Exchangeable Notes (the "Notes"). Therefore, per U.S. GAAP, the Notes, which are expected to mature in 2011, were reclassified from a long-term to a short-term liability. Consequently, transaction costs, which were being amortized over the expected life of the Notes, will be recorded as a non-cash expense in the quarter. This will result in a non-cash, non-recurring charge of approximately $5 million in the second quarter of 2008.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 24 July 2008. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2007 Form 10-K filed on 22 February 2008, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

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